Exhibit (d)(3)(i)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT VOYA SEPARATE PORTFOLIOS TRUST OPERATING EXPENSE LIMITS

Name of Fund*	Maximum Operating Expense Limit
	(as a percentage of average net assets)

Voya VACS Series EMHCD Fund		0.15%
Initial Term Expires August 1, 2024
Voya VACS Series SC Fund		0.05%
Initial Term Expires August 1, 2024

Name of Fund*	Maximum Operating Expense Limit
	(as a percentage of average net assets)
		Share Classes
	A	I	R6	W
Voya Investment Grade Credit Fund	0.90%	0.65%	0.63%	0.65%
Initial Term Expires August 1, 2008
Initial Term for Class A, Class I and Class R6 Expires
August 1, 2017
Initial Term for Class W Expires August 1, 2018

Voya Securitized Credit Fund	1.00%	0.68%	0.68%	0.75%
Initial Term for Class A Expires August 1, 2016
Initial Term for Class I Expires August 1, 2018
Initial Term for Class W Expires August 1, 2018
Initial Term for Class R6 Expires August 1, 2021

Effective Date: December 18, 2024 to reflect the removal of Voya VACS Series EMCD Fund.

*This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.